AMENDMENT NUMBER 1 TO
TRUST AGREEMENT

This is Amendment Number 1, dated as of August 1, 2006 (this “Amendment”), to the Trust Agreement, dated as of December 1, 2005, (the “Agreement”), by and among STRUCTURED ASSET SECURITIES CORPORATION., a Delaware corporation, as depositor (the “Depositor”), AURORA LOAN SERVICES LLC, as master servicer (the “Master Servicer”), and U.S. BANK NATIONAL ASSOCIATION., a national banking association, as trustee (the “Trustee”), relating to the Lehman XS Trust Mortgage Pass-Through Certificates, Series 2005-9N.

WHEREAS, Section 11.03 of the Agreement provides that under the circumstances and subject to the conditions set forth therein, the Agreement may be amended from time to time; and

WHEREAS, in accordance therewith, by the execution and delivery of this Amendment, the parties hereby amend the Agreement to the extent and on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party hereto agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

ARTICLE I

Definitions

SECTION 1.01. Cross Reference to Definitions in Agreement. Capitalized terms used in this Amendment and not defined herein or amended by the terms of this Amendment shall have the meaning assigned to such terms in the Agreement.

ARTICLE II

Effectiveness

SECTION 2.01. Section 11.03 of the Agreement provides that the Agreement may be amended from time to time by the Depositor, the Master Servicer and the Trustee, but without the consent of the Swap Counterparty (except to the extent that the rights or obligations of (1) the Swap Counterparty thereunder or (2) the Swap Counterparty under the Swap Agreement (or the ability of the Trustee on behalf of the Supplemental Interest Trust to perform fully and timely its obligations under the Swap Agreement), are affected thereby, in which case prior written consent of the Swap Counterparty is required) and without notice to or the consent of any of the Holders affected thereby for the purpose of curing any ambiguity in the Agreement; provided, however, that no such amendment shall be made unless the Trustee and the Swap Counterparty receive an Opinion of Counsel addressed to the Trustee and the Swap Counterparty, at the expense of the party requesting the change, that such change will not cause an Adverse REMIC Event; and provided further, that such amendment is permitted under the Agreement. For purposes of this paragraph, references to “Holder” or “Holders” shall be deemed to include, in the case of any Class of Book-Entry Certificates, the related Certificate Owners.

SECTION 2.02. By their execution of this Amendment, the Depositor, the Master Servicer and the Trustee evidence their desire to make the amendments to the Agreement set forth below.

ARTICLE III

Amendments to the Agreement

SECTION 3.01. Amendments.

The definition of “One-Year MTA” is hereby deleted and replaced in its entirety with the following:

“One-Year MTA: The index applicable to the Mortgage Rates for the Mortgage Loans and to the Class 2-A1 Certificates and is equal to (i) with respect to the first Accrual Period, One-Year MTA shall equal the Initial One-Month MTA Rate and (ii) with respect to each subsequent Accrual Period, a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury Securities adjusted to a constant maturity of one year, as published by the Federal Reserve Board in the Federal Reserve Statistical Release 'Selected Interest Rates (H.15)', determined by averaging the monthly yields for the most recently available twelve months. The One-Year MTA figure used for each interest rate adjustment date will be the One-Year MTA figure published by Bloomberg during the first week of the related Accrual Period. In the event that One-Year MTA becomes unavailable or is otherwise unpublished, the Master Servicer will select a comparable alternative index in accordance with the method described in the Swap Agreement.”

ARTICLE IV

Miscellaneous

SECTION 4.01. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 4.02. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation or any provision hereof.

SECTION 4.03. Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of the Agreement were set forth herein.

SECTION 4.04 Conditions to Effectiveness. This Amendment shall become effective upon the receipt by the Trustee of the opinion of counsel referred to in Section 11.03 of the Agreement.

SECTION 4.05. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET SECURITIES CORPORATION,
as Depositor

By: _________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely
as Trustee

By: _________________________________
Name:
Title:

AURORA LOAN SERVICES LLC,
as Master Servicer

By: _________________________________
Name:
Title: